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FOR IMMEDIATE RELEASE                       Contact:   Dina Biesman
---------------------                                  Private Business, Inc.
                                                       615-376-6774


                    KEVIN M. MCNAMARA JOINS PRIVATE BUSINESS
                           AS CHIEF EXECUTIVE OFFICER

                      JERRY L. COVER TO REMAIN AS PRESIDENT

NASHVILLE, TENNESSEE (NOVEMBER 1, 1999) - Private Business, Inc.
(Nasdaq/NM:PBIZ) today announced that Kevin M. McNamara has joined the Company as Chief Executive Officer and as a director. It was also announced that Jerry
L. Cover, formerly President and Chief Executive Officer, will remain with the Company as President.

         McNamara formerly was Senior Vice President, Chief Financial Officer, and a director of ENVOY Corporation, a leading publicly traded provider of health care electronic data interchange and transaction processing services with over 1,000 employees and approximately 20 offices throughout the United States. ENVOY was sold in December 1998 to Quintiles Transnational Corp.(Nasdaq:QTRN). Prior to joining ENVOY, McNamara was President of NaBANCO Merchant Services Corporation, responsible for all sales, service and operating aspects of this division of one of the world's then-largest merchant credit card processors. McNamara holds a B.S. in accounting from Virginia Commonwealth University and an MBA from the University of Richmond. He is also a Certified Public Accountant.

         Commenting on the announcement, William B. King, Chairman of Private Business, Inc., said, "We are delighted to have a person with Kevin's skills join our Company. Kevin's public company experience, financial and accounting background and knowledge of the financial services and transaction processing industries make him a very strong addition to our management team. We are also pleased that Jerry will continue as President."

         The Company plans to report earnings for the third quarter of 1999 as scheduled on November 4, 1999; and the earnings are expected to be in line with the previously announced revised expectations.

         Private Business, Inc., based in Brentwood, Tennessee, is the nation's leading provider of technology-driven solutions that help banks manage accounts receivable financing for small businesses. The company's principal product, Business Manager(R), is based on software, marketing services, and online electronic transaction processing offered through a nationwide client network of banks, providing cash flow to thousands of small businesses across the U.S. by enabling them to sell their receivables to the bank.

This release contains several "forward-looking statements" concerning Private Business, Inc.'s operations, prospects, strategies and financial condition, including its future economic performance, intent, plans and objectives, and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond Private Business, Inc.'s control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially are discussed in Private Business, Inc.'s filings with the Securities and Exchange Commission, including its registration statement on Form S-1 (No. 333-75013) as declared effective on May 26, 1999, and include, among other factors, the timely development and market acceptance of products and technologies and competitive market conditions.


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